EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894, No. 33-63832, No. 33-55341, No. 33-60499, No. 333-12531, No. 333-39087, No. 333-39089, No. 333-85971, No. 333-97813, No. 333-121033 and No. 333-133976 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedules of McDermott International, Inc., and the effectiveness of McDermott International, Inc.’s internal control over financial reporting (which reports express unqualified opinions and include an explanatory paragraph regarding the emergence of a wholly owned subsidiary of McDermott International, Inc. from Chapter 11 of the U.S. Bankruptcy Code), appearing in this Annual Report on Form 10-K of McDermott International, Inc., for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 2, 2009